Exhibit 99.1

FROM: MSA (Mine Safety Appliances Company)

      Ticker: MSA (NYSE)

      Contact: Mark Deasy – (412) 967-3357

FOR IMMEDIATE RELEASE

MSA Announces Record First Quarter Sales

Commercial Sales Increase 10%

PITTSBURGH, May 10, 2006 – MSA (NYSE) today announced that net sales for the first quarter of 2006 were $228.4 million compared with $228.0 million for the first quarter of 2005. Net income for the first quarter of 2006 was $15.7 million, or 43 cents per basic share, compared with $21.4 million, or 58 cents per basic share, for the same quarter last year.

The decrease in net income was due to a one-time restructuring charge, the newly-required accounting for stock-based compensation, and a higher effective tax rate that partially reflects the delay in Congress on renewing the R&D tax credit. Specifically, first quarter 2006 results include after-tax charges of approximately $3.7 million associated with the previously-announced Project Outlook restructuring plan in North America. These costs were related to workforce reductions that were largely achieved through a voluntary retirement incentive program during the quarter. With the adoption of the new accounting standard, first quarter 2006 results also included approximately $1.1 million after-tax of additional expense related to stock options and restricted stock awards granted during the quarter.

First quarter 2006 sales reflect strong local currency growth in MSA’s International and European business segments and in North American sales to commercial markets. Overall sales to MSA’s commercial customers grew 10 percent this quarter, more than offsetting an $18 million decrease in military shipments.

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Net sales in the International segment improved $7.5 million in the current quarter. Approximately $4.3 million of the sales increase was related to the January 2006 acquisition of Select PPE, an established supplier of safety equipment and solutions to the mining industry in South Africa. Currency exchange differences did not have a significant effect on International segment sales when stated in U.S. dollars.

Local currency sales improved approximately 20%, or $8.1 million, in the company’s European segment, but were substantially offset when stated in U.S. dollars by an unfavorable currency translation effect of approximately $6.2 million reflecting a weaker euro.

In North America, first quarter 2006 sales declined $9.0 million. North American shipments of Advanced Combat Helmets (ACH) and related communication equipment were down $12.3 million due to the completion of certain government contracts and to the U.S. government’s decision to split ACH contracts evenly among three producers over a 12-month period. U.S. military gas mask sales were down $4.8 million due to the fulfillment of contracts for long-term customer needs. These sales decreases were partially offset by continuing improvements in North American segment shipments of instrument and head protection products, which were up $5.6 million and $2.7 million, respectively.

First quarter net income for the North American segment declined $4.8 million, primarily due to the previously mentioned restructuring charge and incremental stock-based compensation expense. Excluding these items, North American segment income was generally flat quarter-to quarter, reflecting improved gross margins on proportionately lower government sales and

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controlled operating expenses. Net income in the European segment was down $0.9 million on higher operating costs. European segment net income in the first quarter of 2005 also benefited from a gain of approximately $0.5 million on the sale of production equipment from a discontinued line in Germany. International segment income was up $0.2 million in the current quarter, reflecting the sales improvement, partially offset by higher selling expenses.

“Given the significant decreases in sales of Advanced Combat Helmets and gas masks in North America, I am pleased to report our highest first quarter sales ever,” said John T. Ryan III, MSA Chairman and CEO. “As I have noted in the past, we have known for some time that our ACH and gas mask business with the U.S. government would be lower this quarter. Our ability to replace these military sales by improving sales to our commercial customers by 10% is particularly satisfying.”

“I am also pleased that after removing the effects of restructuring and the change in stock-based compensation expense, our operating income for the quarter increased and the significant impact of each of these expenses is now behind us. While we will have some modest charges associated with Project Outlook in future months, primarily for the relocation of various work groups, they are not expected to be material. Also, stock-based compensation expense was high in the first quarter of 2006 because the new accounting standard requires the immediate expensing of grants made to retirement-eligible employees. Stock compensation expense during the remainder of 2006 will not be material,” Mr. Ryan added. “From the outset of 2006 we have stated our challenge this year will be to adjust for the reduction of certain military contracts that we knew would eventually come. Recognizing this reality, our objectives are to grow our commercial sales at a rate

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that more than offsets the reduction in U.S. military contracts and, in the process, increase operating profits. In the first quarter we took a significant first step toward achieving these goals as we reached our quarterly target for operating profit. While 2006 has a long way to go, I am pleased to see us get off to a positive start.”

Mr. Ryan added that from a strategic standpoint, the company continues to focus on initiatives that enable MSA to develop and introduce products that anticipate market needs and take advantage of market opportunities. “Our overall sales performance in the first quarter indicates our strategies are yielding positive results and we will continue to invest in and advance these initiatives in ways that enhance our customers’ safety and reward shareholder confidence in MSA,” Mr. Ryan concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of sophisticated safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, respirators and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the MSA Safety Works brand. MSA has more than 30 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended March 31
	2006	2005
Net sales	$228,350	$228,048
Other income	285	1,332

	228,635	229,380

Cost of products sold	135,776	136,274
Selling, general and administrative	53,553	51,964
Research and development	5,548	5,680
Restructuring and other charges	5,997	—
Interest	1,188	1,218
Currency exchange losses	1,068	615

	203,130	195,751

Income before income taxes	25,505	33,629
Provision for income taxes	9,767	12,276

Net income	15,738	21,353

Basic earnings per common share	$.43	$.58
Diluted earnings per common share	$.42	$.57
Dividends per common share	$.14	$.10

Average number of common shares outstanding (basic)	36,544	36,486

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	March 31, 2006	December 31, 2005
Current assets
Cash and cash equivalents	$46,996	$44,797
Trade receivables, net	170,180	169,436
Inventories	130,491	119,731
Other current assets	39,291	43,262

Total current assets	386,958	377,226

Property, net	115,248	116,209
Prepaid pension cost	138,036	140,575
Goodwill	60,892	55,654
Other non-current assets	39,861	35,693

Total	740,995	725,357

Current liabilities
Notes payable and current portion of long-term debt	$12,038	$8,808
Accounts payable	48,817	40,935
Other current liabilities	69,564	81,116

Total current liabilities	130,419	130,859

Long-term debt	45,651	45,834
Pension and other employee benefits	83,444	80,656
Deferred tax liabilities	75,713	75,511
Other non-current liabilities	11,017	10,100
Shareholders’ equity	394,751	382,397

Total	740,995	725,357

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended March 31
	2006	2005
Net Sales
North America	$136,516	$145,539
Europe	47,724	45,891
International	44,110	36,618

Total	228,350	228,048

Net Income
North America	$11,556	$16,330
Europe	1,752	2,685
International	3,097	2,935
Reconciling	(667)	(597)

Total	15,738	21,353

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